ATSG Expands Operations in the Amazon Air Network

WILMINGTON, Ohio – May 6, 2024 – Air Transport Services Group, Inc. (Nasdaq: ATSG), a leading provider of medium wide-body cargo aircraft leasing, air cargo transportation and related services, today announced an agreement to operate ten additional Boeing 767 freighters for Amazon.com Services LLC in the Amazon Air network by the end of 2024. The operating agreement through which ATSG’s airlines operate those aircraft will be extended to May 2029, with extension rights for five additional years.

“We’re pleased to further expand our leading role in the Amazon Air network that we started in 2016,” said Joe Hete, Chairman and CEO of ATSG. “Our operating capabilities will continue to support Amazon’s customer-centric commitments for years to come.”

Key features of the new and amended agreements include:

●	ATSG airlines to operate the initial ten Boeing 767-300 freighters provided by Amazon beginning in Summer 2024, with the potential to add up to ten more aircraft.

●	Operating agreement extended to May 2029, with the option to extend for an additional five years.

ATSG has also agreed to extend the exercise period for vested warrants for 21.8 million shares it previously issued to Amazon, amend the vesting conditions and extend the exercise period for unvested existing warrants for 2.9 million shares, and issued new warrants for up to 2.9 million additional shares to Amazon.

“These additional aircraft will allow us to leverage our existing infrastructure and capabilities for expanded operating revenues. This expanded and extended operating agreement is a testament to the dependability of our employees and the reliability we bring to the Amazon Air network,” Hete said. “Our mission is to continue to provide Amazon with exceptional service while creating value for all of our shareholders.”

Additional information about these agreements is provided in a Form 8-K that ATSG expects to file with the U.S. Securities & Exchange Commission.

About Air Transport Services Group

Air Transport Services Group (ATSG), a premier provider of aircraft leasing and air cargo transportation solutions for both domestic and international air carriers, as well as companies seeking outsourced air cargo services. ATSG is the global leader in freighter leasing with a fleet that includes Boeing 767, Airbus A321, and Airbus A330 aircraft. A diverse portfolio of subsidiaries encompasses the Lease+Plus aircraft leasing opportunity including three airlines holding separate and distinct U.S. FAA Part 121 Air Carrier certificates to provide air cargo lift, passenger ACMI and charter services: aircraft maintenance, airport ground services and material handling equipment engineering and service. ATSG subsidiaries comprise ABX Air, Inc.; Airborne Global Solutions, Inc.; Airborne Maintenance and Engineering Services, Inc.; Air Transport International, Inc.; Cargo Aircraft Management, Inc.; and Omni Air International, LLC. For further details, please visit our website at www.atsginc.com.

Contact:

Quint O. Turner, Chief Financial Officer

Air Transport Services Group, Inc.

937-366-2303